Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Escalera Resources Reports Third Quarter

Financial and Operating Results

For immediate release

Denver, Colorado and Houston, Texas, November 14, 2014 – Escalera Resources Co. (NASDAQ: ESCR) today reported financial and operating results for the three and nine months ended September 30, 2014.  The Company incurred a net loss attributable to common stock of $3.4 million, or $(0.24) per share, for the third quarter of 2014, compared to a net loss of $2.8 million or $(0.25) per share, for the third quarter of 2013.

For the nine months ended September 30, 2014, the Company incurred a net loss attributable to common stock of $12.8 million, or $(0.96) per share compared to a net loss of $9.5 million, or $(0.84) per share for the first nine months of 2013.

Clean earnings, a non-GAAP measure, totaled $1.5 million, or $0.11 per share, for the third quarter of 2014, compared to $2.7 million, or $0.23 per share, for the same prior-year period.

Clean earnings for the nine months ended September 30, 2014 was $5.6 million, or $0.42 per share compared to $8.0 million, or $0.71 per share for the comparable 2013 period.

Clean earnings excludes the effects on net loss of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense.  Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of GAAP net loss to clean earnings.

Clean earnings for the three and nine months ended September 30, 2014 was impacted by the following:

Pricing

The Company experienced a 6% decrease in its average realized natural gas price, which decreased to $3.61 per Mcf in the third quarter of 2014 from $3.83 per Mcf in the comparable 2013 period. The Company realized a 1% increase in its average realized natural gas price in the nine months ended September 30, 2014, compared to the prior-year period.

Production

Production totaled 2.0 Bcfe and 6.4 Bcfe for the three and nine months ended September 30, 2014, respectively, representing an 11% and 8% decrease from the comparable 2013 periods, respectively.

The Company experienced several operational interruptions at its Company-operated Catalina Unit during the third quarter of 2014, including a power outage and equipment interruptions due to lightning strikes.  As a result, certain wells were briefly shut-in and are recovering from water build-up. As a result of these interruptions, and normal field production decline, the Company’s average daily production at the Catalina Unit decreased 11%. Year-to-date production in this field decreased 3% compared to 2013.  The field is beginning to recover from the production interruptions and normal production rates are expected to be re-established in three to five months.

Production at the Spyglass Hill Unit continues to be impacted by infrastructure constraints, and decreased by 8% during the third quarter of 2014 compared to the same period in 2013. The Company has participated in the drilling of 50 new production wells since June 2013, and plans to participate in nine additional wells in the fourth quarter of 2014.

The decrease in production from the Mesa Units during the three and nine months ended September 30, 2014 was primarily due to normal production decline as the operator is currently drilling in an area where we only have a small overriding royalty  interest. The Company expects the operator to begin drilling in the Mesa “C” PA in 2016, where the Company has a 6.4% reversionary carried interest.

Cash settlement of certain hedge positions

In August 2014, the Company replaced it existing credit facility with a $250 million credit facility with Societe Generale. The new credit facility increased the Company’s borrowing base to $50 million. In conjunction with the Company entering into the new credit agreement, the Company closed out its commodity and interest rate hedge positions held with its former lender.  The Company realized a gain of $1.3 million on its commodity derivatives and a $315,000 loss on its interest rate swap.

Non-cash gain/loss on derivative instruments

The Company recognized an unrealized non-cash gain from its derivatives of $175,000 in the third quarter of 2014, resulting from the change in the fair value of its commodity contracts at September 30, 2014.  This compared to an unrealized non-cash loss of $1.0 million in the third quarter of 2013.  For the first nine months of 2014 the Company recognized an unrealized non-cash loss from its derivatives of $1.6 million compared to a net loss of $3.3 million for the first nine months of 2013.

General and administrative expenses

The Company’s general and administrative expenses (“G&A”) increased $539,000 and $1.3 million for the three and nine months ended September 30, 2014, respectively, compared to the comparable 2013 periods.

G&A was higher during the third quarter of 2014 due to increased headcount and the establishment of its Houston location. In addition, 2013 G&A for the comparable quarter was net of a credit for stock forfeitures by the Company’s former chief financial officer.

G&A for the nine months ended September 30, 2014, includes severance costs of $691,000 payable to the Company’s former chief executive officer, which was recorded in the first quarter of 2014.

Hedging Activity

The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its production.  As noted above, in August 2014, the Company closed-out its hedge positions with its former lender and entered into new contracts to hedge a minimum of 85% of its projected production through 2016 based on its third-party prepared reserve report at December 31, 2013, as required by its new credit agreement.  The Company realized a gain of $1.5 million and a loss of $17,000, from its commodity derivatives during the three and nine months ended September 30, 2014, respectively, which includes the $1.3 million gain from the close-out of its hedges.  All of the contracts the Company enters into require no up-front costs to the Company.  The table below summarizes the Company’s current open derivative contracts as of September 30, 2014.

	Remaining
	Contractual
Type of Oil Contract	Volume (Bbls)	Term	Price (1)
Fixed Price Swap	6,000	10/14-12/14	$93.20
Fixed Price Swap	20,400	01/15-12/15	$91.44
	26,400

	Remaining
	Contractual
Type of Gas Contract	Volume (Mcf)	Term	Price (2)
Fixed Price Swap	1,210,000	10/14-12/14	$3.85
Three-way Costless Collar	6,600,000	01/15-12/15	$3.25	put (short)
			$3.85	put (long)
			$4.08	call (short)
Fixed Price Swap	1,830,000	01/16-12/16	$4.07
Fixed Price Swap	3,660,000	01/16-12/16	$4.15
Total	13,300,000

(1)	New York Mercantile Exchange (“NYMEX”) Light Sweet Crude Oil (“WTI”).
(2)	NYMEX Henry Hub Natural Gas (“NG”).

Cash flow from Operations

The Company continues to generate positive cash flow from its operations, which totaled $9.6 million during the nine months ended September 30, 2014, compared to $10.3 million during the same period in 2013.

Form 10-Q

Please refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission on November 14, 2014, for a more detailed discussion of the Company’s results.

Executive Additions

The Company is also pleased to announce the following additions to its management team:

Gary S. Grinsfelder – VP, Mergers & Acquisitions.

Mr. Grinsfelder is a highly qualified executive and geologist with four decades of extensive experience across the E&P spectrum.  He has special expertise in both geophysical evaluation of prospects and in the economic review of prospects and properties.  Most notably, Mr. Grinsfelder led all geological exploration efforts in the greater Gulf Coast area for OUTPUT Exploration, Inc., including ground-breaking 3-D opportunities in South Texas which resulted in the discovery of over 250 Bcfe.

His primary responsibility will be to lead all gas acquisition efforts, which is the primary focus of the Company’s corporate strategy.  Mr. Grinsfelder holds a Bachelor of Science degree in Geology from Southern Methodist University, and has completed multiple levels of advanced course work in related fields.  Mr. Grinsfelder is a member of the American Association of Petroleum Geologists, Houston Geological Society, Independent Petroleum Association of America and Society of Independent Professional Earth Scientists.

Scott Daves – VP, Operations.

Mr. Daves has over 25 years of strategic planning, operational management and engineering experience in various conventional and unconventional reservoirs.  He possesses expertise in combining vision, leadership, analytical and team development skills to finding, developing and optimizing the acquisition and divestiture of economical hydrocarbon reserves.  Mr. Daves’ primary focus will be on the day-to-day operations management of all of the Company’s assets. Mr. Daves holds a Bachelor of Science degree in Petroleum Engineering with a minor in Mineral Economics from the Colorado School of Mines, and has completed multiple levels of advanced course work in related fields.

Said Charles F. Chambers, the Company’s Chairman, President & CEO, “Together with Adam Fenster, our CFO, Greg Whiting, our VP of Business Development and Bill Sidwell, our VP of Corporate Strategy, the additions of Gary and Scott round out my vision of the necessary roles for Escalera’s management team…a team of visionary and innovative experienced professionals with a proven history of execution.  This team has over 100+ years of experience with some of the premier companies in the world and entrepreneurial ventures with a solid focus in the energy space.  Together, we will execute on our stated strategy of establishing Escalera as the vehicle of choice for those wanting to partner with and invest in the acquisition of low cost dry natural gas and enhance its value significantly.”

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Natural gas and oil sales	$7,550	$7,599	$27,436	$23,634
Transportation revenue	828	914	2,732	2,751
Price risk management activities, net	1,633	630	(1,634)	1,264
Other income, net	21	(2)	207	506
Total revenues	10,032	9,141	28,741	28,155
Expenses
Lease operating expenses	3,296	3,150	9,768	9,346
Production taxes	898	886	3,262	2,851
Pipeline operating expenses	958	1,238	3,268	3,950
Exploration expenses including dry holes	28	52	84	122
Impairment and abandonment of equipment and properties	355	(36)	1,435	1,500
Total Expenses	5,535	5,290	17,817	17,769
Gross Margin Percentage	44.8%	42.1%	38.0%	36.9%
General and administrative	1,522	983	5,292	3,946
Depreciation, depletion and amortization expense	4,946	5,178	15,135	15,631
Interest expense, net	592	488	1,397	943
Pre-tax loss	(2,563)	(2,798)	(10,900)	(10,134)
Benefit for deferred taxes	42	946	911	3,467
Net loss	(2,521)	(1,852)	(9,989)	(6,667)
Preferred stock requirements	(930)	(930)	(2,792)	(2,792)
Net loss attributable to common stock	$(3,451)	$(2,782)	$(12,781)	$(9,459)
Net loss per common share:
Basic and diluted	$(0.24)	$(0.25)	$(0.96)	$(0.84)
Weighted average shares outstanding:
Basic and diluted	14,262,170	11,341,277	13,363,747	11,324,653

SELECTED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2014	2013	% Change
Total assets	$125,617	$132,400	(5)%
Balance outstanding on credit facility	45,015	47,450	(5)%
Total stockholders’ equity	19,245	27,311	(30)%

SELECTED CASH FLOW DATA

(In thousands)

	Nine months ended September 30,
	2014	2013	% Change
Net cash provided by operating activities	$9,554	$10,283	(7)%
Net cash used in investing activities	$(3,119)	$(7,736)	(60)%
Net cash used in financing activities	$(2,008)	$(2,813)	(29)%

SELECTED OPERATIONAL DATA

	Three months ended September 30,
	2014	2013	% Change
Total production (Mcfe)	2,004,130	2,262,711	(11)%
Average price realized per Mcfe	$3.82	$4.09	(7)%

	Nine months ended September 30,
	2014	2013	% Change
Total production (Mcfe)	6,372,714	6,931,548	(8)%
Average price realized per Mcfe	$4.09	$4.07	0%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges.  The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies.

Readers should refer to the reconciliation of net loss to clean earnings for the three and nine months ended September 30, 2014 and 2013, respectively, contained below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss attributable to common stock to as reported under US GAAP	$(3,451)	$(2,782)	$(12,781)	$(9,459)
Add back non-cash items:
Benefit for income taxes	(42)	(946)	(911)	(3,467)
Depreciation, depletion, amortization and accretion expense	5,009	5,244	15,320	15,822
Non-cash loss (gain) on derivatives (1)	(490)	1,119	1,305	3,071
Stock-based compensation expense	218	54	601	570
Impairments, abandonments and dry hole costs	355	(36)	1,435	1,500
Other non-cash items (2)	(80)	2	611	12
Clean Earnings	$1,519	$2,655	$5,580	$8,049
Clean Earnings per Share	$0.11	$0.23	$0.42	$0.71

(1)

Non-cash loss (gain) on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

(2)	During the nine months ended September 30, 2014, the Company recorded accrued severance payable to its former chief executive officer of $691.

About Escalera Resources Co.

Escalera Resources Co. (“Escalera”) is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office is Casper, WY. Escalera explores, develops and transports natural gas in the U.S. Escalera is seeking strategic acquisitions of abundant, low cost dry natural gas assets that are currently undervalued or underutilized; and identifying alternative ways to enhance the value of its dry natural gas reserves.

# # #

This release may contain forward-looking statements regarding Escalera Resources Co.’s future and expected performance based on assumptions that the Company believes are reasonable.  No assurances can be given that these statements will prove to be accurate.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, liquidity and capital constraints and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission.  Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

William Sidwell

VP, Investor Relations

(832) 941-0565

www.escaleraresources.com